盧鄺會計師事務所有限公司
LO AND KWONG C.P.A. COMPANY LIMITED
AUDIT • TAX • BUSINESS ADVISORY

May 13, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements made by China Foods Holdings Ltd. (the "Company") in Item 4.01 of the Company's Current Report on Form 8-K dated May 13, 2019 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

Lo and Kwong C.P.A. Company Limited

Lo and Kwong C.P.A. Company Limited
Certified Public Accountants

Suites 313-316, 3/F., Shui On Centre, 6-8 Harbour Road, Wanchai, Hong Kong
香港灣仔港灣道6-8號瑞安中心3樓313-316室
Tel 電話 : (852) 3188 6200 Fax 傳真 : (852) 2824 4091 Email 電郵 : info@lkcpa.com.hk